Exhibit 15.1

PricewaterhouseCoopers S.A.
268 Kifissias Avenue
152 32 Halandri
Greece
www.pwc.gr
e-mail:pwc.greece@gr.pwc.com
Tel. : +30 210 6874 400
Fax : +30 210 6874 444
Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549
June 16, 2010

Commissioners:
We have read the statements made by FreeSeas Inc. (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 16F(a) of Form 20-F for the year ended December 31, 2009, dated June 16, 2010.
We agree with the statements concerning our Firm pursuant to Item 16F(a).
Very truly yours,

Halandri	268/270 Kifissias Avenue, 152 32 Halandri, Tel: + 30 210 6874 400, Fax: +30 210 6874 444
Piraeus	2, 2nd Merarchias Str., 185 35 Piraeus, Tel.: +30 210 4284 000, Fax: +30 210 4520 263
Thessaloniki:	17 Ethnikis Antistassis Str, 551 34 Thessaloniki, Tel: +30 2310 488 880, Fax: +30 2310 459 487